Exhibit 5.2

INTERNAL REVENUE SERVICE P. O. BOX 2508 CINCINNATI, OH 45201	DEPARTMENT OF THE TREASURY

Date: MAR 12 2012 DUKE REALTY CORPORATION 600 E 96TH ST STE 100 INDIANAPOLIS, IN 46240	Employer Identification Number: 35-1740409 DIN: 17007092706001 Person to Contact: R. JOSEPH MATZEK ID# 31111 Contact Telephone Number: (513) 263-3542 Plan Name: DUKE 401 K PLAN Plan Number: 001

Dear Applicant:

We have made a favorable determination on the plan identified above based on the information you have supplied. Please keep this letter, the application forms submitted to request this letter and all correspondence with the Internal Revenue Service regarding your application for a determination letter in your permanent records. You must retain this information to preserve your reliance on this letter.

Continued qualification of the plan under its present form will depend on its effect in operation. See section 1.401-1(b)(3) of the Income Tax Regulations. We will review the status of the plan in operation periodically.

The enclosed Publication 794 explains the significance and the scope of this favorable determination letter based on the determination requests selected on your application forms. Publication 794 describes the information that must be retained to have reliance on this favorable determination letter. The publication also provides examples of the effect of a plan’s operation on its qualified status and discusses the reporting requirements for qualified plans. Please read Publication 794.

This letter relates only to the status of your plan under the Internal Revenue Code. It is not a determination regarding the effect of other federal or local statutes.

This determination letter gives no reliance for any qualification change that becomes effective, any guidance published, or any statutes enacted, after the issuance of the Cumulative List (unless the item has been identified in the Cumulative List) for the cycle under which this application was submitted.

This letter may not be relied on after the end of the plan’s first five-year remedial amendment cycle that ends more than 12 months after the application was received. This letter expires on January 31, 2016. This letter considered the 2009 Cumulative List of Changes in Plan Qualification Requirements.

This determination letter is applicable for the amendment(s) executed

Letter 2002 (DO/CG)

DUKE REALTY CORPORATION

on 12/21/10 & 8/5/10.

This determination letter is also applicable for the amendment(s) dated on 7/3/08 & 1/26/07.

This determination letter is also applicable for the amendment(s) dated on 5/11/06.

We have sent a copy of this letter to your representative as indicated in the Form 2848 Power of Attorney or appointee as indicated by the Form 8821 Tax Information Authorization.

If you have questions concerning this matter, please contact the person whose name and telephone number are shown above.

Sincerely,

/s/ Andrew E. Zuckerman

Andrew E. Zuckerman

Director, EP Rulings & Agreements

Enclosures:

Publication 794

Letter 2002 (DO/CG)